Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Cheryl Johnson
         Vice President, Investor Relations
         NOVOSTE CORPORATION
         (770) 717-6052

                 NOVOSTE SUBMITS PREMARKET APPROVAL APPLICATION
                         TO FDA FOR BETA-CATH(TM) SYSTEM

NORCROSS, GA., April 17, 2000 - Novoste Corporation (Nasdaq: NOVT) announced today that it has submitted a Premarket Approval (PMA) application to the U.S. Food and Drug Administration for its Beta-Cath(TM) System. Novoste is the first company to submit a PMA application for an intravascular beta radiation device. The FDA has granted expedited review for vascular brachytherapy devices to treat in-stent restenosis.

      Novoste's PMA application is based primarily on the recently announced results of the START (STents And Radiation Therapy) Trial. The 476-patient START Trial demonstrated that beta radiation significantly reduces the risk of repeat blockage and additional treatment for patients suffering from in-stent restenosis (clogged stents), when compared to patients treated with placebo. Additionally, the data showed that patients treated with Novoste's Beta-Cath(TM) System had a considerably lower rate of major adverse cardiac events than those in the placebo group.

      The Company estimates that approximately 15% to 20% of the more than 1.5 million coronary interventions performed worldwide annually are for treatment of in-stent restenosis. This clinical condition poses a difficult challenge to cardiologists because the likelihood of recurrent restenosis in this group of patients is much higher (between 40% and 80%) than in the general angioplasty or stent population, and there are currently no therapies that effectively treat in-stent restenosis other than coronary bypass surgery.

      William A. Hawkins, President and CEO of Novoste, said, "The filing of our PMA represents a major milestone in our company's history. Since the announcement of the START Trial results, the clinical community's interest in using beta radiation has accelerated for treating patients who are at risk for restenosis."

      Novoste Corporation, based in Atlanta, Ga., is a leader in the emerging field of vascular brachytherapy to reduce the incidence of restenosis. More than 3,000 patients worldwide have now been treated with the Beta-Cath(TM) System, which is commercially available in the European Union, Israel, Turkey, Australia, New Zealand, China, Singapore and India. For more information on the Beta-Cath(TM) System or Novoste, please call (770) 717-0904 or visit the company's web site at www.novoste.com.

      The forward-looking statements included in this news release reflect management's best judgment based on factors currently known. Actual results may differ materially from those projected in these forward-looking statements based upon risks and uncertainties including the demonstration of safety and efficacy of the Beta-Cath(TM) System, receipt and timing of FDA and other regulatory approvals, market acceptance and availability of the Beta-Cath(TM) System, and other risks detailed in documents filed by Novoste with the SEC, including Forms 10-K, 10-Q and 8-K.

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